Press Release
Source: Senetek PLC

SENETEK ANNOUNCES MARKETING COLLABORATION FOR NEW GENERATION CYTOKININ WITH TRIAX AESTHETICS LLC

Senetek Guaranteed $10.8 Million Minimum in First Year
Product to be Packaged Under a Senetek PLC/Triax Label
Senetek to Contribute $4.5 Million to First Year Sales and Marketing Budget

NAPA, California, August 6, 2007 - Senetek PLC (OTCNBB:SNTKY), www.senetekplc.com , a specialty dermatology and skin care company targeting the science of aging, today announced a Marketing Collaboration Agreement for its second-generation cytokinin with Triax Aesthetics LLC, a Cranford, New Jersey based company focused on quality of life for patients with dermatologic conditions.

Under the terms of the Agreement, Senetek has granted Triax an exclusive license in the ethical market channel in the United States and its territories, Canada and select Middle East countries. All product packaging will be labeled Senetek/Triax.

Senetek will be responsible for production and supply of products, will contribute periodic sales and marketing payments totaling $4.5 million in the first year of the Agreement and will participate in the product marketing strategy. In return, Senetek will receive all net product revenues in the first year of the Agreement, with a guaranteed minimum of $10.8 million in 2008. The Agreement calls for increased minimum sales annually after the first year. Subsequent to the first year of the Agreement, the companies will share net revenues on a 50/50 basis. Triax will be responsible for all sales, marketing and order fulfillment during the life of the Agreement.

Triax Aesthetics is a specialty dermatology company managed by Joseph J. Krivulka and Leonard L. Mazur. Mr. Krivulka and Mr. Mazur have extensive experience in specialty dermatology including high level positions at Lederle Laboratories, Sandoz Pharmaceuticals, Mylan Laboratories, Cooper Laboratories, ICN Pharmaceuticals and Knoll Pharmaceutical Company. In addition, Mr. Krivulka was a founder of Bertek Pharmaceuticals and co-founder of Reliant Pharmaceuticals and Triax Pharmaceuticals LLC. Mr. Mazur was a founding executive of Medicis Pharmaceuticals and founder of Genesis Pharmaceutical.

Frank J. Massino, Chairman and Chief Executive Officer of Senetek PLC, stated “we are most pleased with forming a marketing collaboration with Triax and its highly respected management team. In addition, by having the Senetek name on the packaging, the Company will be afforded greater visibility in both the dermatological and financial markets.  This transaction is the beginning of a new and superior business model which will increase revenues and create brand recognition for Senetek”.

Joseph J. Krivulka and Leonard L. Mazur of Triax Aesthetics LLC, commented, “we are extremely pleased to join forces with Senetek, a pioneer in research and product development in the worldwide anti aging market. Our objective is to be the market leader in the double-digit annual growth anti aging skin care market and to achieve more than $100 million in annual sales”.

831A LATOUR COURT • NAPA, CALIF 94558 • 707.226.3900

About Senetek PLC

Senetek PLC (OTCBB: SNTKY) is a specialty dermatology and skincare company with a portfolio of intellectual properties targeting the science of aging, including skincare and dermatological therapeutics, erectile dysfunction and nutrition. Senetek recently granted Valeant Pharmaceuticals a paid up license for Senetek's first generation patented skin care active ingredient Kinetin and its analog Zeatin in return for $21 million cash and forgiveness of $6 million prepaid royalty credit, and is negotiating third party license agreements for new patent-pending second generation dermatological active ingredients and is completing development of a number of additional compounds. In addition, Senetek has entered into exclusive licenses for Europe and North America, respectively, for Invicorp®, has an exclusive manufacturing distributorship for its proprietary diagnostic monoclonal antibodies, and recently sold, with retained rights of profit participation, its patented drug delivery system, Reliaject®.

For more information, visit the company's website at  http://www.senetekplc.com.

This news release contains statements that may be considered 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act, including those that might imply FDA approval and commercial potential for Invicorp. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company's Annual Report on Form 10-K/A for the year 2006. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.

Company contact:
William F. O’Kelly
Chief Financial Officer
Senetek, PLC
1-707-226-3900 ext. 102

831A LATOUR COURT • NAPA, CALIF 94558 • 707.226.3900